Exhibit 10(s)

                                                             EXECUTION COPY


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                          STOCK PURCHASE AGREEMENT

                                by and among

                         STAR MARKETS COMPANY, INC.,

                        STAR MARKETS HOLDINGS, INC.,

          Certain Other Stockholders of Star Markets Holdings, Inc.
                    Listed on the Signature Pages Hereto



                                     and



                               J SAINSBURY PLC



                           As of November 25, 1998


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                              TABLE OF CONTENTS

                                                                       Page

                                  ARTICLE I
                                 DEFINITIONS
                                 -----------

Definitions                                                              1

                                 ARTICLE II
                      PURCHASE AND REDEMPTION OF SHARES
                      ---------------------------------

2.1.   Purchase and Sale of the Shares                                   6
2.2.   Holdings Stock Options
2.3.   Share Redemption
2.4.   Closing Date

                 ARTICLE III  REPRESENTATIONS AND WARRANTIES
                         OF HOLDINGS AND THE COMPANY
                 -------------------------------------------

3.1.   Corporate Organization                                            8
3.2.   Capital Stock
3.3.   Subsidiaries
3.4.   Corporate Authority
3.5.   Financial Statements
3.6.   Operations Since January 31, 1998
3.7.   No Undisclosed Liabilities
3.8.   Taxes
3.9.   Governmental Permits
3.10.  Real Property
3.11.  Real Property Leases
3.12.  Intellectual Property
3.13.  Labor Relations
3.14.  Employee Benefit Plans
3.15.  Contracts
3.16.  No Violation, Litigation or Regulatory Action
3.17.  Insurance
3.18.  Certain Transactions or Arrangements
3.19.  Finders

                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                ---------------------------------------------

4.1.   Authority and Related Matters
4.2.   No Finder

                                  ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

5.1.   Organization of Purchaser
5.2.   Authority of Purchaser
5.3.   No Finder
5.4.   Investment Intent
5.5.   Status as Accredited Investor
5.6.   Financial Capability
5.7.   Governmental Consents

                                 ARTICLE VI
                            ADDITIONAL COVENANTS
                            --------------------

6.1.   Investigation of Holdings and the Company by Purchaser
6.2.   Confidentiality
6.3.   Certain Agreements
6.4.   Operations Prior to the Closing Date
6.5.   No Public Announcement
6.6.   Governmental Filings; Consents
6.7.   Directors' and Officers' Indemnification
6.8.   Employee Benefits
6.9.   Acquisition Proposals
6.10.  Notices and Consents
6.11.  Balance Sheet
6.12.  Termination of Agreements
6.13.  Information Technology

                                 ARTICLE VII
              CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
              ------------------------------------------------

7.1.   No Misrepresentation or Breach of Covenants and Warranties
7.2.   Resignations of Directors
7.3.   Litigation
7.4.   Governmental Approvals
7.5.   FIRPTA Affidavit
7.6.   Transaction Expenses

                                ARTICLE VIII
              CONDITIONS PRECEDENT TO OBLIGATIONS OF HOLDINGS,
                         THE COMPANY AND THE SELLERS
              ------------------------------------------------

8.1.   No Misrepresentation or Breach of Covenants and Warranties
8.2.   Litigation
8.3.   Governmental Approvals

                                 ARTICLE IX
                                 TERMINATION
                                 -----------

9.1.   Termination
9.2.   Effect of Termination
9.3.   No Liability Upon Termination

                                  ARTICLE X
                             GENERAL PROVISIONS
                             ------------------

10.1.  Non-survival of Representations, Warranties and Agreements
10.2.  Notices
10.3.  Partial Invalidity
10.4.  Execution in Counterparts
10.5.  Governing Law
10.6.  Assignment; Successors and Assigns
10.7.  Titles and Headings
10.8.  Schedules and Exhibits
10.9.  Knowledge
10.10. Entire Agreement; Amendments
10.11. Waivers
10.12. Waiver of Jury Trial
10.13. Expenses


                            Exhibit and Schedules

Exhibit A                 Sellers
Schedule 3.2(b)           Capital Stock -- Star Markets Holdings, Inc.
Schedule 3.4              Corporate Authority
Schedule 3.5              Financial Statements
Schedule 3.5(b)           Holdings Liabilities
Schedule 3.6              Operations Since January 1, 1998
Schedule 3.8              Taxes
Schedule 3.10             Owned Real Property
Schedule 3.11             Scheduled Leases
Schedule 3.12             Intellectual Property
Schedule 3.14             Employee Benefits
Schedule 3.15             Contracts
Schedule 3.16             No Violation, Litigation or Regulatory Action
Schedule 3.17             Insurance
Schedule 3.18             Transactions With Affiliates
Schedule 6.4(b)(viii)     Long Range Growth Plan
Schedule 10.9             Persons Having Knowledge


                          STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT is dated as of November 25, 1998, by and among those Persons listed on Exhibit A hereto (each individually, a "Seller", collectively, the "Sellers"), Star Markets Company, Inc., a Massachusetts corporation (the "Company"), Star Markets Holdings, Inc., a Massachusetts corporation ("Holdings") and J Sainsbury plc, a company organized under the laws of England and Wales (the "Purchaser").

                             W I T N E S S E T H
                             - - - - - - - - - -

      WHEREAS, Holdings will, immediately prior to the Closing Date, be the owner of 100% of the issued and outstanding capital stock of the Company;

      WHEREAS, the Sellers are the owners of that number of shares of Class D Stock of Holdings, par value of $.01 per share, set forth next to each such Seller's name on Exhibit A attached hereto;

      WHEREAS, pursuant to the Certificate of Designations of Holdings as filed with the Secretary of State of the Commonwealth of Massachusetts (the "Certificate of Designations"), holders of Class A Stock and Class C Stock of Holdings are entitled to participate in any proposed sale of Class D Stock by holders thereof; and

      WHEREAS, the Sellers desire to sell to Purchaser that number of shares of Class D Stock identified next to each such Seller's name on Exhibit A attached hereto and Purchaser (i) desires to purchase for the amounts provided herein, and on the terms and subject to the conditions set forth in this Agreement, the Class D Stock offered for sale hereby as well as those shares of Class A Stock and Class C Stock for which holders thereof make a valid tag-along election pursuant to the terms hereof and of the Certificate of Designations, and (ii) has agreed to provide the funds necessary for Holdings to redeem those shares of Class A Stock and Class C Stock that are not offered for sale to Purchaser pursuant to Section 2.1 herein below.

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

      In addition to the other words and terms defined elsewhere in the Agreement, as used in this Agreement, the following words and terms have the meanings specified or referred to below:

      "Acquisition Proposal" has the meaning specified in Section 6.9.

      "Additional Shares" has the meaning specified in Section 2.1(b).

      "Affiliate" means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person.

      "Aggregate Option Exercise Price" means an amount equal to the aggregate dollar amount of the exercise price of all Holdings Options outstanding immediately prior to the Closing.

      "Aggregate Purchase Price" means an amount equal to (i) the Buyer Purchase Price, plus (ii) the Aggregate Option Exercise Price, plus (iii) $68,475, less
(iv) the amount, if any, by which Transaction Expenses exceed $6,000,000, plus
(v) interest on the Buyer Purchase Price at a per annum rate of 10% from April 1, 1999 until the Closing Date.

      "Buyer Purchase Price" means $220,800,000.

      "Certificate of Designations" has the meaning specified in the recitals to this Agreement.

      "Class A Stock" has the meaning specified in Section 3.2(b).

      "Class C Stock" has the meaning specified in Section 3.2(b).

      "Class D Sellers" shall mean all of the holders of Class D Stock.

      "Class D Stock" has the meaning specified in Section 3.2(b).

      "Closing" has the meaning specified in Section 2.4.

      "Closing Date" has the meaning specified in Section 2.4.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Common Stock" has the meaning specified in Section 3.2(b).

      "Company" has the meaning specified in the preamble to this Agreement.

      "Company Common Stock" has the meaning specified in Section 3.2(a).

      "Company Financial Statements" has the meaning specified in Section
3.5(d).

      "Company Group" has the meaning specified in Section 3.14(a).

      "Cumulative Preferred Stock" has the meaning specified in Section 3.2(a).

      "Defined Benefit Plan" has the meaning specified in Section 3.14(a).

      "DOL" has the meaning specified in Section 3.14(b)(4).

      "Electing Stockholders" has the meaning specified in Section 2.1(b).

      "Employee Benefit Plan" has the meaning specified in Section 3.14(a).

      "Employee Plan" has the meaning specified in Section 3.14(a).

      "Encumbrance" means any lien, claim, charge, security, interest, mortgage, pledge or encumbrance, including, with respect to real estate and interests therein, easements, rights of way, covenants, conditions, restrictions or other adverse rights.

      "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. [SECTION] 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. [SECTION]6901, the Federal Water Pollution Control Act, 33 U.S.C. [SECTION] 1201, the Clean Water Act, 33 U.S.C. [SECTION]1321, the Clean Air Act, 42 U.S.C. [SECTION] 7401 and the Toxic Substances Control Act, 15 U.S.C. [SECTION] 2601, the Massachusetts Oil and Hazardous Material Release, Prevention and Response Act (MGL Ch. 21E) and any other Laws, in each case, as amended from time to time, dealing with the protection of human health, natural resources and/or the environment including, without limitation, Laws relating to (i) the discharge, storage, handling, transportation or disposal of any Hazardous Substance, (ii) the release or threatened release of Hazardous Substances, and (iii) the discharge of pollutants or effluents into the water or air or any emissions which would require a permit.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Financial Statements" means the Company Financial Statements and the Holdings Balance Sheet.

      "Fully Diluted Number" means (i) the aggregate number of outstanding Shares (excluding treasury shares) plus (ii) the aggregate number of Shares issuable upon exercise of all outstanding Holdings Options as of the Closing Date plus (iii) 913.

      "Governmental Body" means any federal, state, local or foreign court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

      "Governmental Permits" has the meaning specified in Section 3.9(a).

      "Hazardous Substance" means any substance in any concentration that is listed, classified or regulated pursuant to any Environmental Law including, without limitation, petroleum products, asbestos, lead products and polychlorinated biphenyls.

      "Holdings" has the meaning specified in the preamble for this Agreement.

      "Holdings Balance Sheet" has the meaning specified in Section 3.5(a).

      "Holdings Option Plan" has the meaning specified in Section 3.2(b).

      "Holdings Option" has the meaning specified in Section 3.2(b).

      "H-S-R Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "Indemnified Liabilities" has the meaning specified in Section 6.7(b).

      "Indemnified Parties" has the meaning specified in Section 6.7(b).

      "Intellectual Property" has the meaning specified in Section 3.12(a).

      "IRS" means the Internal Revenue Service.

      "Laws" means any foreign, federal, state or local law, ordinance, code, regulation, rule, order, arbitration award, judgment, ruling or decree and applicable common law.

      "Massachusetts Attorney General" has the meaning specified in Section 5.7.

      "Material Adverse Effect" means (i) with respect to Holdings or the Company, a material adverse effect on or change in the business, assets, condition (financial or otherwise), or results of operations of Holdings and the Company taken as a whole; and (ii) with respect to the Purchaser, a material adverse effect on or change in the business, assets, condition (financial or otherwise), or results of operations of the Purchaser and its Subsidiaries taken as a whole.

      "Multiemployer Plan" has the meaning specified in Section 3.14(a).

      "Owned Real Property" has the meaning specified in Section 3.10.

      "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said Corporation.

      "Permitted Encumbrance" means (i) only with respect to real estate and interests therein, easements, covenants, conditions, restrictions and other matters of record, and incidental mechanics' and other similar liens, none of which, individually or in the aggregate, has had or would result in a material adverse effect on the value of the property subject thereto or the ability to use such property as it is presently used and (ii) the Encumbrances arising from the Senior Credit Agreement.

      "Permitted Investments" has the meaning specified in Section 2.3(c).

      "Per Share Amount" has the meaning specified in Section 2.1(c).

      "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization and any governmental or regulatory body or other agency or authority.

      "Preferred Stock" has the meaning specified in Section 3.2(a).

      "Purchaser" has the meaning specified in the first paragraph of this Agreement.

      "Purchaser Contribution" has the meaning specified in Section 2.3(a).

      "Redeemed Shares" has the meaning specified in Section 2.3(a).

      "Redemption Agent" has the meaning specified in Section 2.3(a).

      "Redemption Fund" has the meaning specified in Section 2.3(a).

      "Redemption Price" has the meaning specified in Section 2.3(a).

      "Returns" has the meaning specified in Section 3.8(a).

      "Scheduled Leases" has the meaning specified in Section 3.11(a).

      "SEC" has the meaning specified in Section 3.5(d).

      "SEC Filings" has the meaning specified in Section 3.5(d).

      "Securities Act" means the Securities Act of 1933, as amended.

      "Sellers" means the Class D Sellers as well as, from and after identification thereof to Purchaser pursuant to the terms hereof, the Electing Stockholders.

      "Senior Credit Agreement" means the Credit Agreement dated as of September 8, 1994 by and among the Company, The Chase Manhattan Bank (formerly Chemical
Bank) as Administrative Agent and the lenders party thereto, as amended from time to time.

      "Shares" means shares of Class A, Class C or Class D Stock, as applicable.

      "Subsidiary" shall mean, as of the applicable point in time, each corporation, partnership, joint venture or other entity, other than the Company, of which Holdings owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests.

      "Tax" or "Taxes" has the meaning specified in Section 3.8(a).

      "Transaction Expenses" means the legal, accounting, financial advisory and consulting expenses incurred by Holdings and the Company in connection with the transactions contemplated hereby.

      "Treasury Regulations" has the meaning specified in Section 3.8(e)(i).

      "USRPHC" has the meaning specified in Section 3.8(e)(i).


                                 ARTICLE II

                      PURCHASE AND REDEMPTION OF SHARES

      2.1.  Purchase and Sale of the Shares

      (a) Subject to the terms and conditions hereof, on the Closing Date, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from each Seller the number of Shares of Class D Stock specified next to each such Seller's name on Exhibit A hereto, representing, in the aggregate, 100% of the voting capital stock of Holdings.

      (b) Not less than 10 days prior to the Closing, Holdings shall notify Purchaser of those holders of Class A Stock and Class C Stock who have made valid elections to participate in the sale of Shares to Purchaser pursuant to the terms of the Certificate of Designations (such persons, the "Electing Stockholders"), the number of shares of such Class A Stock and Class C Stock (collectively, the "Additional Shares") with respect to which each such Electing Stockholder has validly exercised such right and the Per Share Amount. In order to make a valid election to participate in the sale of Shares pursuant to this Agreement, each Electing Stockholder shall agree, in form reasonably satisfactory to and for the benefit of Purchaser, to be bound by the terms, conditions and other provisions of this Agreement as if a signatory hereto as of the date hereof and to waive any and all rights to the contrary under applicable Law or the Certificate of Designations. Subject to the terms and conditions hereof and the Certificate of Designations, on the Closing Date, Purchaser shall purchase from the Electing Stockholders, and the Electing Stockholders shall sell to the Purchaser, each Additional Share for the Per Share Amount as set forth in Section 2.1(c).

      (c) The purchase price to be paid to any Seller or Electing Stockholder for each Share to be sold pursuant to Section 2.1 shall be (1) the Aggregate Purchase Price divided by (2) the Fully Diluted Number, rounded to the nearest $0.01 (the "Per Share Amount"). At Closing, the Per Share Amount is payable in cash in immediately available funds for each Share against delivery of stock certificates representing such Shares, in proper form for transfer together with any necessary documentary or transfer tax stamps duly affixed and canceled and otherwise in form reasonably satisfactory to Purchaser. Payment shall be made by wire transfer to accounts designated by each Seller and Electing Shareholder by notice to Purchaser at least two business days prior to Closing.

      2.2. Holdings Stock. Subject to the terms and conditions hereof, on the Closing Date or as soon as practicable thereafter, Holdings shall pay each holder of Holdings Options who surrenders such Holdings Options for cancellation (in consideration of such cancellation), for each Share covered by such Holdings Options, a cash amount equal to (1) the Per Share Amount less (2) the applicable exercise price of such Holdings Option and (3) any withholding taxes required by applicable law. On and after the Closing Date, Purchaser shall provide to Holdings all cash funds necessary to make such payments on a timely basis.
Prior to Closing, Holdings and the Company shall use all reasonable efforts to take such actions as may be necessary to effectuate the foregoing, including without limitation, obtaining all applicable consents. The cancellation of a Holdings Option in accordance with the foregoing shall be deemed a release of any and all rights the holder of such Holdings Option had or may have had in respect of such Holdings Option and any required consents received from holders of Holdings Options shall so provide.

      2.3.  Share Redemption.

      (a) Subject to the terms and conditions hereof and the Certificate of Designations, on or before the Closing Date, Purchaser shall deposit in trust (the "Redemption Fund") on behalf of Holdings by wire transfer of immediately available funds (the "Purchaser Contribution") with Chase Manhattan Bank, N.A. (the "Redemption Agent") as are required to redeem, concurrently with the consummation of the stock purchases contemplated by Section 2.1, those shares of Class A Stock and Class C Stock that do not constitute Additional Shares for purposes of this Agreement (the "Redeemed Shares"). The price to be paid for each such share (the "Redemption Price") shall be the Per Share Amount less, in accordance with Section 5 of the Certificate of Designations, the pro rata share, based on the number of Shares so redeemed from such holder, of such holder of Redeemed Shares of the expenses of the purchase and sale of Shares pursuant to this Agreement to be borne by the Sellers, if any, including, without limitation, legal, accounting and investment banking fees and expenses to be borne by the Sellers, if any. Purchaser and Holdings shall cause the Redemption Agent to give notice of such redemption at least two business days prior to the Closing and, on and after the Closing Date, pay the Redemption Price per Redeemed Share to each holder of Redeemed Shares provided for in this
Section 2.3 out of the Redemption Fund promptly after the surrender to the Redemption Agent by such holder of stock certificates representing such Redeemed Shares for cancellation. If for any reason (including losses) the Redemption Fund is inadequate to pay the amounts required under this Section 2.3, Purchaser shall in any event be liable for payment thereof. In accordance with Section 5 of the Certificate of Designations, all certificates representing Redeemed Shares, including all certificates not delivered or surrendered to the Redemption Agent for cancellation shall be deemed to be canceled by Holdings as of the Closing Date and shall thereafter no longer represent any equity interest in or other rights with respect to Holdings other than the right to receive the Redemption Price per Redeemed Share upon surrender to the Redemption Agent for cancellation.

      (b) Contemporaneously with the completion of such redemptions, in consideration of the funding provided for in Section 2.3(a), Holdings shall issue to Purchaser that number of shares of Common Stock representing the total number of shares of Class A Stock and Class C Stock so redeemed.

      (c) The Redemption Agent shall invest undistributed portions of the Redemption Fund as Purchaser directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving an investment grade rating from both Moody's Investor Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Redemption Agent to make prompt payment to holders of Class A Stock and Class C Stock entitled thereto as contemplated by this Section. The Redemption Fund shall not be used for any purpose except as expressly provided in this Agreement. Any cash, cash equivalents or Permitted Investments remaining in the Redemption Fund following the earlier of (i) the payment of the Redemption Price per Share to each holder of Redeemed Shares in respect of such holder's Redeemed Shares and (ii) the sixtieth day following the Closing Date shall be delivered to Purchaser or its designee by the Redemption Agent. Thereafter, the Redemption Agent's duties shall terminate and each holder of Redeemed Shares may surrender to Holdings the stock certificates representing such holder's Redeemed Shares (and subject to applicable abandoned property, escheat and similar laws), receive the Redemption Price per Redeemed Share in exchange therefor. Neither the Redemption Agent nor Holdings shall be liable to a holder of Redeemed Shares for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In no event shall Purchaser, Holdings or the Redemption Agent be required to pay interest on any amount payable to any Seller, Electing Stockholder or holder of Redeemed Shares pursuant to this
Article II.

      2.4. Closing Date. Subject to the terms and conditions hereof, the consummation of the transactions provided for in this Article II (the "Closing") shall take place as soon as practicable but in no event later than the third business day after the date on which each of the conditions set forth in Articles VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Purchaser, the Sellers and Holdings may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166.


                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES
                         OF HOLDINGS AND THE COMPANY
                       ------------------------------

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Holdings and the Company represent and warrant to Purchaser as follows:

      3.1. Corporate Organization. Each of Holdings and the Company is a corporation duly organized, legally existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification (except where, individually or in the aggregate, the failures to so qualify have not had and would not be reasonably likely to result in a Material Adverse Effect).
Holdings and the Company each have all requisite corporate power to own or lease and to operate and use their properties and assets and to carry on their businesses as now conducted. Each of Holdings and the Company has delivered or made available to Purchaser complete and correct copies of its articles of organization, and bylaws, each as in effect on the date hereof.

      3.2.  Capital Stock.

      (a) The authorized capital stock of the Company consists of (i) 10,000 shares of common stock, par value $.01 per share (the "Company Common Stock") and (ii) 10,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which 5,000 have been designated as Cumulative Preferred Stock (the "Cumulative Preferred Stock"). The only outstanding shares of capital stock of the Company are 5,000 shares of Company Common Stock and 5,000 shares of Cumulative Preferred Stock all of which are owned by Holdings. None of the issued and outstanding shares of capital stock issued by the Company has been issued in violation of, or is subject to, any preemptive or any subscription rights. Except as disclosed on Schedule 3.2(a), there are no agreements, arrangements, warrants, options, puts, calls, rights or other employee benefit plans or other commitments or understandings of any character to which Holdings or the Company is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any shares of Company Common Stock, Preferred Stock or other securities of the Company. All of the outstanding shares of Company Common Stock and Preferred Stock are duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights.

      (b) As of the date hereof, the authorized capital stock of Holdings consists of (i) 1,555,000 shares of common stock, par value $.01 per share (the "Common Stock"), (ii) 1,045,000 shares of Class A stock, par value $.01 per share (the "Class A Stock"), (iii) 505,000 shares of Class C stock, par value $.01 per share (the "Class C Stock"), and (iv) 5,000 shares of Class D stock, par value $.01 per share (the "Class D Stock"). As of the date hereof, 1,015,603 Class A Shares are currently outstanding, 137,143 Class C Shares are currently outstanding, 5,000 Class D Shares are currently outstanding, and no Common Shares are currently outstanding. As of the date hereof, options to purchase 172,418 shares of Class C Stock (each a "Holdings Option") were outstanding pursuant to stock option agreements entered into between Holdings and certain of the Company's management and key employees pursuant to the 1994 Stock Incentive Plan of Holdings and the Amended and Restated Stock Incentive Plan (collectively, the "Holdings Option Plan"). None of the issued and outstanding Shares have been issued in violation of, or are subject to, any preemptive or any subscription rights. Except for this Agreement, the Holdings Option Plan and except as disclosed on Schedule 3.2(b), there are no agreements, arrangements, warrants, puts, calls, rights, options or other employee benefit plans or other commitments or understandings of any character to which Holdings is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Shares or other securities of Holdings. The names of the record holders of all such warrants, options, puts, calls and rights, the number and class of shares of Holdings capital stock issuable upon exercise of all such warrants, options, puts, calls and rights, and the exercise price per share of Holdings capital stock of all such warrants, options, puts, calls and rights, are set forth on Schedule 3.2(b).
All of the shares of Class C Stock subject to issuance pursuant to the Holdings Option Plan upon exercise of the Holdings Options shall, upon issuance on the terms and conditions specified in the instruments pursuant to which the Shares are issuable, be duly authorized, validly issued, fully paid and nonassessable. All of the outstanding Shares are duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights (except as set forth in Schedule 3.2(b)), and upon delivery to Purchaser pursuant to Article II hereof the Shares will be duly and validly issued and fully paid and nonassessable, free of any preemptive or subscription rights and free and clear of all Encumbrances, other than those contained in the Certificate of Designations. Assuming all Holdings Options are canceled pursuant to Section
2.2 hereof, upon the Closing, including the redemption of the Redeemed Shares, there will be no shares of capital stock of Holdings outstanding other than the Shares purchased by or issued to Purchaser pursuant to this Agreement and the Certificate of Designations and there will not be any agreements, arrangements, warrants, puts, calls, rights, options or employee benefit plans or other commitments or understandings of any character to which Holdings is a party or by which Holdings is bound relating to the issuance, sale, purchase, redemption, conversion or exchange of any capital stock of Holdings or any other securities exercisable, convertible or exchangeable for capital stock of Holdings.

      3.3. Subsidiaries. Holdings has no Subsidiaries other than the Company. The Company has no Subsidiaries.

      3.4.  Corporate Authority.

      (a) Each of Holdings and the Company has all requisite corporate power to execute and deliver this Agreement, to consummate the transactions, subject to the conditions set forth herein, contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by Holdings and the Company have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by each of Holdings and the Company and constitutes, and each other instrument contemplated hereby, when executed and delivered by Holdings or the Company, as appropriate, will constitute the valid and binding obligation of Holdings or the Company, as the case may be, enforceable in accordance with its terms.

      (b) Except as set forth in Schedule 3.4, neither the execution and delivery by Holdings, the Company or any security holder thereof of this Agreement or of any of the other instruments contemplated hereby, nor the consummation by Holdings, the Company or any security holder thereof of any of the transactions contemplated hereby, nor compliance by Holdings, the Company or any security holder thereof with or fulfillment thereby of the terms, conditions and provisions hereof will:

            (i) conflict with or violate any provision of Holdings' or the Company's articles of organization or bylaws;

            (ii) result in the acceleration of, or entitle any party to accelerate (whether after the giving of notice or lapse of time or both), any debt obligation of Holdings or the Company in excess of $1,000,000 in the aggregate;

            (iii) conflict with or violate, or result with giving of notice or lapse of time or both in any conflict with or violation of, or result in the creation or imposition of, any Encumbrance upon any of the assets or properties of Holdings or the Company pursuant to any provision of, any mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument or Law to which Holdings or the Company is a party or by which any of them or any of their properties or assets is bound, other than conflicts, violations, creations and impositions that would not result in new or additional monetary liability to Holdings or the Company in excess of $1,000,000 in the aggregate;

            (iv) constitute an event permitting modification, amendment or termination of a mortgage, lien, lease, agreement, Governmental Permit, item of Intellectual Property, indenture, license, instrument, order, arbitration award, judgment or decree to which Holdings or the Company is a party or by which any of them or any of their assets or properties is bound, other than modification(s), amendment(s) or termination(s) that would not result in new or additional monetary liability to Holdings or the Company in excess of $1,000,000 in the aggregate; or

            (v) require the approval, consent, authorization or act of, or the making by Holdings or the Company, of any declaration, filing or registration with any Governmental Body or other Person, except for such federal and state securities laws requirements as will be satisfied prior to the Closing Date, and except to the extent that the failure to obtain or make any of the foregoing, individually or in the aggregate, would not result in a Material Adverse Effect.

      3.5.  Financial Statements.

      (a) Schedule 3.5 contains a true and complete copy of the balance sheet of Holdings as of January 31, 1998. The balance sheet referred to in the preceding sentence is herein referred to as the "Holdings Balance Sheet". The Holdings Balance Sheet presents fairly the financial condition and results of operations of Holdings as of such date; such balance sheet and the notes thereto disclose all liabilities, direct or contingent, of Holdings as of the date thereof required to be disclosed by generally accepted accounting principles; and such balance sheet was prepared in accordance with generally accepted accounting principles applied on a consistent basis except as specified in the notes thereto.

      (b) Except as described in Schedule 3.5(b), the assets of Holdings consist solely of the capital stock of the Company and Holdings has no liabilities (direct or contingent) in excess of $100,000 in the aggregate.

      (c) As of September 26, 1998, indebtedness for borrowed money of Holdings and the Company on a consolidated basis did not exceed $270,000,000.

      (d) Since February 1, 1998, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated thereunder, and all such forms, reports and documents filed with the SEC have complied in all material respects with all applicable requirements of the federal securities laws and the rules and regulations promulgated thereunder. The Company has, prior to the date hereof, delivered or made available to Purchaser true and complete copies of all forms, reports, registration statements and other filings filed by the Company with the SEC since February 1, 1998 (such forms, reports, registration statements and other filings, together with any exhibits and any amendments thereto and any information incorporated by reference therein, collectively, the "SEC Filings"). As of their respective dates, the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets, statements of operations, statements of equity and statements of cash flow included in the SEC Filings on or prior to the date hereof (the "Company Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and changes in cash flows for the periods then ended. The Company shall deliver to Purchaser as soon as they become available true and complete copies of any form, report, registration statement or other document mailed by it to its securityholders or filed by it with the SEC subsequent to the date hereof. As of their respective dates, such forms, reports, registration statements and other documents filed with the SEC will not contain any untrue statement of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the balance sheets, statements of operations, statements of equity and statements of cash flow included in such SEC Filings after the date hereof will be prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject in the case of any unaudited interim financial statements to normal year-end adjustments).

      3.6.  Operations Since January 31, 1998.

      (a) Except as set forth in the Financial Statements and except for changes resulting from general industry and economic conditions and changes that may result from the announcement of the transactions contemplated by this Agreement, since January 31, 1998 there have been no events that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

      (b) Except as described in Schedule 3.6 and except for the transactions permitted by this Agreement, since January 31, 1998 each of Holdings and the Company has conducted its business in the ordinary course and in conformity with past practice and, without limiting the foregoing:

            (i) Holdings and the Company have not amended their articles of organization or bylaws and have not made any capital expenditures or commitments except in a manner not materially inconsistent with the Company's 1998 capital plan previously provided to the Purchaser;

            (ii) there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Holdings or the Company, other than dividends on the Cumulative Preferred Stock paid in accordance with the terms thereof and no issuance of any capital stock of Holdings or the Company or of any securities convertible into or exchangeable or exercisable for, or otherwise representing any right to acquire, any such capital stock other than issuances of Class C Stock in connection with the exercise of Holdings Options;

            (iii) neither Holdings nor the Company has redeemed, repurchased, or otherwise acquired any of its capital stock or securities convertible into or exchangeable or exercisable for its capital stock or any other securities of Holdings or the Company, nor entered into any agreement, arrangement or other commitment to do so other than the acquisition from former employees of the Company or Holdings of shares of Class C Stock upon such employees' termination of employment and agreements providing for such acquisitions;

            (iv) neither Holdings nor the Company has adopted or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement, trust fund or arrangement or other plan for the benefit of its employees other than any such adoptions or amendments as were in the ordinary course of business consistent with past practices and which do not have a Material Adverse Effect;

            (v) neither Holdings nor the Company has granted or agreed to grant any bonus or other special compensation or increased compensation or benefits payable or to become payable to any directors, officers or employees of the Company or Holdings except for increases, bonuses or special compensation payable to nonexecutive officers and employees in the ordinary course of business consistent with past compensation practice, or taken any action with respect to the grant or increase of severance or termination pay or entered into any employment, consulting or similar agreement;

            (vi) neither Holdings nor the Company has incurred any indebtedness for money borrowed except under the Senior Credit Agreement;

            (vii) neither Holdings nor the Company has been the subject of any change in accounting methods, principles or practice, except insofar as may have been required by a change in generally accepted accounting principles;

            (viii) there has been no damage, destruction, condemnation or similar loss to tangible assets or property which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect;

            (ix) neither Holdings nor the Company has altered in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable;

            (x) neither Holdings nor the Company has created, assumed or suffered to be incurred any Encumbrance of any kind on any of its properties or assets other than (A) Encumbrances in the ordinary course of business consistent with past practices and (B) Permitted Encumbrances;

            (xi) neither Holdings nor the Company has settled or compromised any claims, actions, proceedings or litigation involving material liability for money damages or placing any materially burdensome restrictions on the operations of the Company's businesses; or waived, released or assigned any material rights or claims under any material contracts except in the ordinary course of business consistent with past practices;

            (xii) neither Holdings nor the Company has made any material Tax election or made any material change in its insurance coverages; or

            (xiii) neither Holdings nor the Company has entered into any agreement, arrangement or understanding, or otherwise resolved or committed, to do any of the foregoing.

      (c) As of the date hereof, to the actual knowledge of the Company, there has been no damage, destruction, condemnation or similar loss to tangible assets or property which has resulted in a Material Adverse Effect or a material adverse effect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used.

      3.7. No Undisclosed Liabilities. Except as set forth on the Financial Statements, neither Holdings nor the Company is subject to any claims, obligations or liabilities of any nature (whether accrued, absolute, contingent, inchoate or otherwise, including, without limitation, unasserted claims), other than (a) obligations pursuant to or in connection with this Agreement or the transactions contemplated hereby, (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice after January 31, 1998, and (c) liabilities which individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

      3.8.  Taxes.

      (a) Except as set forth on Schedule 3.8, Holdings and the Company have timely filed or caused to be timely filed all material federal, state, foreign and local, tax returns, tax information returns, reports, and estimates ("Returns"), for all taxable or reporting periods ending on or before the Closing Date (taking into account applicable extension periods) to the extent required to be filed by Holdings and the Company under the applicable federal, foreign, state or local law, on or before the Closing Date; all Taxes due have been paid in full when due and adequate provision has been made on the Financial Statements for all Taxes not yet due and payable; all Returns are true, complete and accurate in all material respects; and there are no liens on any of the assets of Holdings or the Company that arose in connection with any failure (or alleged failure) to pay any Tax. As used in this Agreement, "Taxes" or "Tax" means all foreign, federal, state or local taxes of any kind and any interest or penalties related thereto, including, without limitation, net income, capital gains, gross receipts, franchise, employment, sales, use, license, property or withholding taxes validly imposed upon Holdings or the Company with respect to such taxes.

      (b) Schedule 3.8: (i) lists all material federal, state, local, and foreign Returns filed with respect to Holdings or the Company (or any former subsidiary of Holdings or the Company) for periods ended on or after January 1, 1994 and (ii) indicates those Returns that have been audited and those Returns that currently are the subject of an audit. Holdings and the Company have delivered or made available to Purchaser correct and complete copies of all Returns, examination reports and statements of deficiencies assessed against or agreed to by Holdings or the Company (or any former subsidiary of Holdings or the Company) since January 1, 1994.

      (c) Except as set forth in Schedule 3.8: (i) all deficiencies or assessments relating to Taxes have been paid in full; (ii) no waivers of statutes of limitation and no extensions of time have been given or requested with respect to any Taxes by Holdings or the Company; and (iii) no closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Sellers, Holdings or the Company.

      (d) Holdings and the Company have each (i) withheld all material amounts required to be withheld from the wages of their respective employees (if any), with respect to tax withholding and taxes due from such employees under the Federal Insurance Contributions Act or any other foreign, federal, state, or local unemployment tax laws for payroll periods ending on or before the Closing Date, and (ii) filed all material foreign, federal, state or local returns and reports that were required by the applicable foreign, federal, state or local law to be filed on or before the Closing Date (taking into account applicable extension periods) with respect to such withholding for such periods.

      (e) (i) None of Holdings or the Company is a United States Real Property Holding Corporation (a "USRPHC") within the meaning of
      Section 897 of the Code nor was either Holdings or the Company a USRPHC on any "determination date" (as defined in [SECTION]1.897-2(c) of the regulations promulgated by the Treasury Department pursuant to the Code (the "Treasury Regulations")) that occurred in the five-year (or shorter applicable) period preceding the Closing Date.

            (ii)  No amounts are required to be withheld pursuant to
      Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

      (f) Neither Holdings nor the Company will be required, as a result of (A) a change in accounting method for a Tax period ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period ending after the Closing Date, or (B) any "closing agreement" as described in
Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period ending after the Closing Date.

      (g) Neither Holdings nor the Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Return, other than a group of which Holdings was the common parent.

      3.9.  Governmental Permits.

      (a) Holdings and the Company own, hold or possess all governmental licenses, franchises, permits, privileges, immunities, approvals and other authorizations which are necessary for their ownership, leasing, operation and use of their respective assets and properties and which are required for their carrying on and conducting their respective businesses as currently conducted (herein collectively called "Governmental Permits"), except where the failure to own, hold or possess the same, individually or in the aggregate, have not had and would not be reasonably likely to result in a Material Adverse Effect. Each Governmental Permit is valid, and in full force and effect and, to the knowledge of Holdings and the Company, no suspension or cancellation of any of them is threatened, except for such suspensions or cancellations that, individually or in the aggregate, have not had and would not be reasonably likely to result in a Material Adverse Effect. No written notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any Governmental Permit has been received by Holdings or the Company, except for those that, individually or in the aggregate, have not had and would not be reasonably likely to result in a Material Adverse Effect. To the knowledge of Holdings and the Company, there are no pending or proposed changes in permit requirements that would require Holdings or the Company to make additional monetary payments in order to obtain, renew or comply with any Governmental Permit, except for those that, individually or in the aggregate, have not had and would not be reasonably likely to result in a Material Adverse Effect.

      (b) As of the date hereof, the Company does not have actual knowledge that:

            (i) Holdings and the Company do not own, hold or possess all required Governmental Permits, except where the failure to own, hold or possess the same, individually or in the aggregate, have not had and would not be reasonably likely to result in a material adverse effect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used;

            (ii) any such Governmental Permit is not valid or in full force and effect and no suspension or cancellation of any such Governmental Permit has been threatened, except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to result in a material adverse effect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used; and

            (iii) any written notice of cancellation, of default or of any dispute concerning any such Governmental Permit, or of any event, condition or state of facts which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit has been received by Holdings or the Company, except for those that, individually or in the aggregate, have not had and would not be reasonably likely to result in a material adverse effect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used.

      3.10.  Real Property.

      (a) All real property of which Holdings or the Company is the record or beneficial owner is identified on Schedule 3.10 and is hereinafter referred to as the "Owned Real Property". Except as stated in the policies of title insurance with respect to such properties (copies of which have been delivered to Purchaser) or as disclosed on Schedule 3.10, Holdings or the Company, as the case may be, holds good, marketable fee title to the Owned Real Property, free of all Encumbrances other than Permitted Encumbrances. Neither Holdings nor the Company has heretofore made any title claims or has outstanding any title claims under any policy of title insurance respecting the Owned Real Property. All improvements on the Owned Real Property conform to applicable zoning and other land use ordinances and building codes and are in compliance with all applicable Laws except where the failure to conform or comply would not individually or in the aggregate have or be reasonably likely to have a Material Adverse Effect.

      (b) As of the date hereof, the Company does not have actual knowledge that any improvements on the Owned Real Property do not conform in any respect to applicable zoning and other land use ordinances and building codes are not in compliance with any applicable Laws except where the failure to conform or comply would not individually or in the aggregate have or would not be reasonably likely to result in a material adverse effect on the value of any Owned Real Property or the real property as it is presently used. As of the date hereof, to the actual knowledge of the Company, there are neither any pending nor any threatened condemnation, eminent domain or similar proceeding with respect to any of the Owned Real Property that would materially affect the real property as it is presently used.

      3.11.  Real Property Leases.

      (a) The leases, subleases and related agreements and documents with respect to real property leased by the Company, including, without limitation, all retail grocery stores and warehouse and distribution facilities are identified on Schedule 3.11 (the "Scheduled Leases"). Correct and complete copies of the Scheduled Leases have been made available to the Purchaser and all such Scheduled Leases are in full force and effect. Holdings or the Company, as the case may be, holds good and valid leasehold title to each of the properties which are the subject of the Scheduled Leases, in each case free of all Encumbrances, except for liens for (x) Taxes not yet due and payable or which are being contested in good faith, and (y) Permitted Encumbrances. To the knowledge of Holdings and the Company, except as identified on Schedule 3.11, there are no existing defaults under any Scheduled Lease, and no event has occurred which with notice or lapse of time, or both, could constitute an event of default under any Scheduled Lease, which, individually or in the aggregate, would result in or be reasonably likely to result in a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under any Scheduled Lease (which, individually or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect), except for Scheduled Leases requiring consent of the Landlord to the transactions contemplated by this Agreement, each of which is identified on Schedule 3.11.

      (b) As of the date hereof, except as identified on Schedule 3.11, neither Holdings nor the Company has actual knowledge of any existing default under any Scheduled Lease, or that any event has occurred which with notice or lapse of time, or both, would constitute an event of default under any Scheduled Lease, which, individually or in the aggregate, would result in a material adverse affect on the value of any real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used. As of the date hereof, to the actual knowledge of the Company, there are neither any pending nor any threatened condemnation, eminent domain or similar proceeding with respect to any real property subject to any Scheduled Lease that would materially affect the real property as it is presently used.

      3.12.  Intellectual Property.

      (a) Schedule 3.12 contains a complete and correct list of all United States and foreign patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names and registered copyrights which are material to the business of Holdings and the Company taken as a whole (the "Intellectual Property").

      (b) Except as set forth in Schedule 3.12, the right, title or interest of Holdings and the Company in each item of Intellectual Property is free and clear of Encumbrances which would have a Material Adverse Effect.

      (c) Except as set forth in Schedule 3.12, neither Holdings nor the Company has received written notice that is still pending to the effect that Holdings or the Company has infringed upon any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property right of any third party; nor is there any action pending or, to Holdings' and the Company's knowledge, threatened, against Holdings or the Company claiming that Holdings or the Company has, whether directly, contributory or by inducement, infringed any trade secret or misappropriated any other intellectual property which infringement, notice, charge, claim, or assertion, as the case may be, would have a Material Adverse Effect.

      (d) Except as set forth in Schedule 3.12, neither Holdings nor the Company has sent or otherwise communicated to another person any notice, charge, claim or other assertion of, and neither Holdings nor the Company has any knowledge of, any present, impending or threatened patent, trademark or copyright infringement which infringement would have a Material Adverse Effect.

      3.13. Labor Relations. There are no pending labor grievances or unfair labor practice claims or charges against Holdings or the Company which would have a Material Adverse Effect. To Holdings' and the Company's knowledge there are no organizing efforts by any union or other group seeking to represent any employees of Holdings or the Company. There is not pending any decertification which would result in withdrawal liability to any Multiemployer Plan, except such efforts, petitions or decertifications which would not have a Material Adverse Effect.

      3.14.  Employee Benefit Plans.

      (a) The term "Employee Plan" shall mean any pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock purchase, stock option, restricted stock, bonus or incentive plan, any medical, vision, dental or other health plan, any life insurance plan, vacation, severance, disability or any other employee benefit, welfare benefit or fringe benefit plan, program, policy, or arrangement, whether written, unwritten, formal or informal (including, without limitation, any employment agreements and any "Employee Benefit Plan" as defined in Section 3(3) of ERISA) covering any employees of Holdings or the Company or any other entity which, together with Holdings or the Company constitutes a single employer within the meaning of Section 414 of the Code or
Section 4001 of ERISA (hereinafter collectively referred to as the "Company Group") to which any member of the Company Group has any outstanding present or future obligations to make payments to or to contribute to, whether voluntary, contingent, or otherwise, is a party or is bound and under which any employees, consultants, or directors or former employees, consultants or directors of the Company Group are eligible to participate or derive a benefit, except any government-sponsored program or government-required benefit. Schedule 3.14 lists each Employee Plan, and identifies each Employee Plan which is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan") or which is a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor Holdings has any commitment to create any additional material Employee Plan or to modify or change any existing Employee Plan in any material respect, except as required by law or which would not result in any additional material liability or obligation to Holdings or the Company.

      (b) (i) Each of the Employee Plans that purports to be qualified under Section 401(a) of the Code and any trusts under such Employee Plans that purports to be exempt from income tax under Section 501(a) of the Code has received one or more favorable determination letters from the IRS for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code has been administered in all material respects according to its terms, and neither the Company Group, nor, to Holdings' or the Company's knowledge, any fiduciary of any Employee Plan has done anything which would adversely affect its qualified status or the qualified status of the related trusts and no member of the Company Group is aware of any circumstances likely to result in revocation of any favorable determination letter in effect for any Employee Plan or related trust. Each Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA and the Code, or any regulations or rules promulgated thereunder. All material reports and material disclosures relating to the Employee Plans required to be filed with or furnished to governmental agencies, participants, or beneficiaries prior to the Closing have been or will be filed or furnished in a timely manner and in accordance with applicable law.

            (ii) With respect to any Employee Plan, no transaction has occurred which could subject the Company Group to any material civil penalty assessed pursuant to Section 502(1) of ERISA or tax imposed by Section 4975 of the Code in an amount that would be material. Neither any member of the Company Group, nor, to the Company's knowledge, any administrator or fiduciary of any Employee Plan (or agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is likely to subject any member of the Company Group to any material liability for a breach of fiduciary duty under ERISA.

            (iii) No Defined Benefit Plan has been terminated in the last six years, except as set forth on Schedule 3.14. Each Defined Benefit Plan listed as terminated on Schedule 3.14 has met in all material respects the requirements for standard termination of single-employer plans contained in Section 4041(b) of ERISA to the extent such requirements were applicable to such Defined Benefit Plans.

            (iv) Except as provided in Schedule 3.14, in the last six years, no member of the Company Group has completely or partially withdrawn from any Multiemployer Plan. In the last six years, no member of the Company Group has suffered a 70% decline in "contribution base units" (within the meaning of Section 4205(b) (1)
      (A) of ERISA). No termination liability to the PBGC or withdrawal liability to any Multiemployer Plan that is material has been or is expected to be incurred with respect to any Employee Plan by any member of the Company Group. The PBGC has not instituted, and, to the knowledge of Holdings or the Company, is not planning to institute, any proceedings to terminate any Employee Plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. To the knowledge of the Company, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Employee Plan. Under each Employee Plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan"), as of the date of the most recent actuarial valuation performed prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan), did not exceed the then current value of the assets of such Pension Plan in an amount that would be material and since such date there has been neither an adverse change in the financial condition of such Pension Plan nor any amendment or other change to such Pension Plan that would increase the amount of benefits thereunder which reasonably could be expected to result in any additional material unfunded liability.

      (c) No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists as of the date hereof with respect to any Employee Plan. Each member of the Company Group has made full and timely payment of, or has accrued pending full and timely payment, all amounts which are required under the terms of each Employee Plan to be paid as a contribution to each such Employee Plan through the date hereof. No member of the Company Group (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

      (d) Each member of the Company Group has complied in all material respects with the continuation coverage requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      (e) Except as disclosed in Schedule 3.14(e), the Company Group does not maintain any Employee Plans covering foreign Employees. All Employee Plans covering foreign Employees comply in all material respects with applicable local law. The Company Group has no material unfunded liabilities that have not been properly accrued or reserved with respect to any Employee Plan which covers foreign Employees.

      (f) With respect to each Employee Plan, if applicable, Holdings or the Company has provided, made available, or will make available upon request, to Purchaser, true and complete copies of existing: (A) Employee Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

      (g) There is no material pending or, to the knowledge of the Company or Holdings, threatened legal action, suit or claim relating to the Employee Plans that are reasonably likely to result in any material liability to Holdings or the Company, other than routine claims for benefits.

      (h) Except as disclosed on Schedule 3.14(h) or except as may be required by applicable law, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Closing Date) reasonably be expected to (A) entitle any employee, consultant or director to any material payment (other than severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Employee Plan or (C) result in any material increase in benefits payable under any Employee Plan.

      (i) Except as set forth on Schedule 3.14(i), and assuming that the shareholder approval requirements of Code Section 280G are satisfied, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Closing Date), none of the Purchaser, Holdings, the Company or any of their respective subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code).

      3.15.  Contracts.

      (a) Except as set forth in Schedule 3.15, neither Holdings nor the Company is a party to, nor bound by, nor are any of their respective properties subject to:

            (i) any agreement, contract or other commitment outside the ordinary course of business involving payments by or to Holdings or the Company of more than $1,000,000 per any twelve-month period;

            (ii) any contract for the employment of any officer or employee (other than, with respect to any employee, contracts which are terminable without liability upon notice of 30 days or less and do not provide for any further payments following such termination) or with a former officer, director or employee pursuant to which payments by Holdings or the Company may be required to be made at any time following the date hereof;

            (iii) any contract or obligation relating to any outstanding indebtedness for borrowed money by Holdings or the Company, other than borrowings less than $250,000 in the aggregate;

            (iv) except for guarantee of Company obligations by Holdings, any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person outside of the ordinary course of business; or

            (v) any agreement or contract limiting the ability of the Company to engage in any line of business or to compete with any Person that has resulted in a Material Adverse Effect or a material adverse effect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used.

      (b) Complete and correct copies of all contracts, agreements and other instruments referred to in Schedule 3.15 have heretofore been made available to Purchaser by Holdings or the Company, as the case may be, except to the extent that disclosure of any of the foregoing is restricted by applicable confidentiality agreements.

(c) Except as disclosed in Schedule 3.15, all such contracts, agreements and other instruments are in full force and effect and neither Holdings nor the Company is in default under, and no event has occurred which with notice or lapse of time, or both, could reasonably be expected to result in a default under, any contract, agreement or instrument, except for any such default which, individually or in the aggregate, has not had and would not be reasonably likely to have a Material Adverse Effect.

      3.16.  No Violation, Litigation or Regulatory Action.

      (a) Holdings and the Company have complied in the conduct of their respective businesses with all Laws, except failures to comply which would not individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.16, neither Holdings nor the Company has been notified in writing that it may be a potentially responsible party under or otherwise in violation of or noncompliance with any Environmental Laws, and there are no events or facts known to Holdings or the Company that indicate that Holdings or the Company will be such a potentially responsible party or will be in violation of or not in compliance with any Environmental Laws, in each case except for such matters as, individually or in the aggregate, have not or are not reasonably likely to have a Material Adverse Effect.

      (b) Schedule 3.16 is a list of each action, suit, proceeding or investigation pending or, to Holdings' or the Company's knowledge, threatened against Holdings or the Company which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the actual knowledge of Holdings and the Company, neither Holdings nor the Company is in default (or would be in default with the giving of notice or lapse of time or both) in respect of any judgment, order, writ, injunction or decree of any court or any Governmental Body except for any defaults that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect or a material adverse affect on the value of any Owned Real Property or the real property subject to any Scheduled Lease or the ability to use any such real property as it is presently used.

      (c) Except as has not had and would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, to the knowledge of the Company: (i) no real property currently or formerly owned, leased or operated by the Company or Holdings is contaminated with any Hazardous Substance; (ii) the Company and Holdings are not subject to liability under any Environmental Law for off-site disposal or contamination; (iii) neither the Company nor Holdings is subject to any order, decree, injunction or agreement with any Governmental Entity or any third party relating to any Environmental Law; and (iv) there are no other circumstances or conditions involving the Company or Holdings that could result in any claims, liabilities, costs or property restrictions relating to any Environmental Law.

      3.17. Insurance. Schedule 3.17 is a complete and correct schedule of all currently effective material insurance policies or binders of insurance which relate to the business of Holdings and the Company (excluding insurance funding Employee Plans).

      3.18. Certain Transactions or Arrangements. To Holdings' and the Company's knowledge, except as described on Schedule 3.18 and other than pursuant to employee benefit arrangements and employment agreements or arrangements, no securityholder, officer or director of Holdings or the Company (and no Person with whom any such securityholder, officer or director has any direct or indirect relation by blood, marriage or adoption) and no Affiliate or associate (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended), of any of the foregoing is presently, directly or indirectly, a party to any agreement, arrangement or understanding with Holdings or the Company (other than arising out of the employment at will of that securityholder by the Company), including without limitation: (a) any contract, agreement, understanding, commitment or other arrangement providing for the furnishing of services or rental of real or personal property to or from, or otherwise relating to the business or operations of, Holdings or the Company; (b) any loans or advances to or from Holdings or the Company; (c) any arrangement pursuant to which Holdings or the Company may have any obligation or liability whatsoever; and (d) any transaction of a kind which would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission.

      3.19. Finders. Neither Holdings nor the Company is obligated to pay any fee or commission to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement, except Donaldson, Lufkin & Jenrette Securities Corporation, who have been retained by Holdings and the Company to serve as financial advisors in connection with the transactions contemplated hereby.


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                ---------------------------------------------

      As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller severally (as to himself, herself or itself and not as to any other Seller) hereby represents and warrants to Purchaser as follows:

      4.1.  Authority and Related Matters.

      (a) Except at disclosed on Schedule 4.1(a), such Seller has full legal right, power, capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and, for Sellers other than natural persons, such Seller is duly organized, legally existing and in good standing under the laws of its jurisdiction of organization and has taken all corporate action necessary to authorize the execution, delivery and performance by such Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and legally binding obligation of such Seller enforceable against such Seller in accordance with it terms.

      (b) Except as disclosed on Schedule 4.1(b), each Seller is the record and beneficial owner of the aggregate number of Shares listed beside its name on Exhibit A and such Shares are the only Shares owned by such Seller. Except for this Agreement and the transactions contemplated hereby, and except as provided in the Certificate of Designations or as disclosed on Schedule 4.1(b), there are no agreements, arrangements, warrants, options, puts, calls, or other rights, of any character to which such Seller is a party or by which any Shares owned by Seller are bound relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any such Shares, other than those which, pursuant to their terms, will terminate immediately on the Closing Date. As of the Closing Date, the Shares to be sold by the Seller will be transferred to Purchaser free of any preemptive or subscription rights and free and clear of all Encumbrances.

      (c) The execution and delivery by such Seller of this Agreement and the consummation by such Seller of any of the transactions contemplated hereby will not:

            (i) violate, conflict with, result with the giving of notice or lapse of time or both in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, amendment, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon, any of the assets or properties of such Seller, Holdings or the Company, any articles of organization, bylaws, trust agreement, partnership agreement or certificate of partnership or other constitutive documents of the Seller, or, except as would not prevent or delay the consummation of the transactions contemplated hereby, any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which such Seller is a party or by which the Seller is bound, or any Law affecting such Seller; or

            (ii) except as set forth on Schedule 4.1(c), require the approval, consent, authorization or act of, or the making by such Seller of any declaration, filing or registration with, any Governmental Body or other Person.

      4.2. No Finder. Such Seller has not made any arrangement which would obligate Purchaser, Holdings or the Company to pay any fee or commission (or reimburse expenses) to any broker, finder or similar intermediary for or on account of the transactions contemplated by this Agreement.


                                  ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

      As an inducement to Holdings, the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to the Company and the Seller as follows:

      5.1. Organization of Purchaser. Purchaser is a corporation duly organized, legally existing and in good standing under the laws of the jurisdiction of its formation and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

      5.2.  Authority of Purchaser.

      (a) Purchaser has the requisite power and authority to execute and deliver this Agreement and all of the other instruments contemplated hereby to be executed by it, to consummate the transactions contemplated hereby and to comply with the terms, conditions and provisions hereof. The execution, delivery and performance of this Agreement by Purchaser have been duly authorized and approved by all necessary corporate action on behalf of Purchaser and do not require any further authorization or consent of Purchaser or its stockholders. This Agreement is, and each other instrument of Purchaser contemplated hereby to be executed by it will be, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

      (b) Neither the execution and delivery of this Agreement by Purchaser or any of the other instruments contemplated hereby, the consummation by Purchaser of any of the transactions contemplated hereby nor compliance by Purchaser with or fulfillment by Purchaser of the terms, conditions and provisions hereof will:

            (i) violate, conflict with or result in the giving of notice or lapse of time or both in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the Memorandum and Articles of Association of the Purchaser, or any note, instrument, agreement, mortgage, lease, license, franchise, Governmental Permit or judgment, order, award or decree to which Purchaser is a party, to which any of its properties is subject, or by which Purchaser is bound except as would not prevent or delay consummation of the transactions contemplated hereby; or

            (ii)  except as set forth on Schedule 3.4 or referenced in
      Section 5.7, require the approval, consent, authorization or act of, or the making by Purchaser of any declaration, filing or registration with, any Governmental Body or other Person.

      5.3. No Finder. Neither Purchaser nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than fees payable to Goldman, Sachs & Co.

      5.4. Investment Intent. Purchaser is purchasing the Shares hereunder solely for its own account and with no intention of distributing or reselling the Shares or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act or any other securities laws of the United States of America or any state thereof.

      5.5. Status as Accredited Investor. Purchaser is an "accredited investor" (as that term is defined in Rule 501 of Regulation D under the Securities Act). Purchaser has such knowledge and experience in business and financial matters so that Purchaser is capable of evaluating the merits and risks of an investment in the Shares. Purchaser understands the full nature and risk of an investment in the Shares. Purchaser further acknowledges that it has had access to the books and records of Holdings and the Company, is generally familiar with the business being conducted by the Company and has had an opportunity to ask questions concerning the Company and the Shares; provided, however, that nothing herein shall affect the representations and warranties of Holdings and the Company hereunder, any of the obligations of Holdings or the Company, or any of Purchaser's rights under Section 6.1 hereof.

      5.6. Financial Capability. Purchaser has, or has entered into binding commitments to have and will have immediately prior to the Closing, funds sufficient to consummate the transactions contemplated hereby. Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated hereby are not contingent upon its ability to obtain any third party financing.

      5.7. Governmental Consents. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority (other than such as are required pursuant to the H-S-R Act and filings with the Attorney General's office for the Commonwealth of Massachusetts (the "Massachusetts Attorney General")) is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement.


                                 ARTICLE VI

                            ADDITIONAL COVENANTS
                            --------------------

      The respective parties hereto covenant and agree to take, or to cause Holdings or the Company to take, the following actions between the date hereof and the Closing Date:

      6.1. Investigation of Holdings and the Company by Purchaser. Holdings and the Company shall afford to the officers, employees and authorized representatives of Purchaser (including, without limitation, independent public accountants, attorneys, environmental consultants and engineers) and to the employees and authorized representatives of Purchaser's financing sources, reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Holdings and the Company to the extent Purchaser shall reasonably deem necessary or desirable and shall furnish to Purchaser or its authorized representatives, such additional information concerning Holdings and the Company and their properties, assets, businesses and operations as shall be reasonably requested, including all such information as shall be necessary to enable Purchaser or its representatives to verify the accuracy of the representations and warranties contained in Article III, to verify that the covenants of Holdings and the Company in Section 6.3 have been complied with, and to determine whether the conditions set forth in Article VII have been satisfied; provided, however, that Holdings and the Company shall not be required to provide such access or information to the extent that it has been advised by outside counsel that the provision of such access or information could reasonably be deemed to violate antitrust laws, including, without limitation, the provision of information concerning prices charged by the Company at individual locations, how such prices are determined, or otherwise to communicate with Holdings or the Company concerning price or price related issues. Purchaser covenants that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Holdings or the Company. No investigation by Purchaser or its representatives hereunder shall affect the representations and warranties of Holdings or the Company. Nothing in this section shall be interpreted so as to grant Purchaser the right to perform invasive or subsurface investigations of the properties.

      6.2. Confidentiality. Any information provided to Purchaser or its representatives or any information provided to Holdings, the Company or the Sellers or their respective representatives pursuant to this Agreement shall be held by such party and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement, dated July 29, 1997 by and among Purchaser and Investcorp International Inc.

      6.3. Certain Agreements. Each of the parties hereto shall use his, her or its reasonable best efforts to consummate the transactions contemplated by this Agreement. Each party shall promptly notify the others of any action suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit, otherwise challenge the legality of or delay any transaction contemplated by this Agreement. Holdings and the Company shall promptly notify Purchaser of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced after the date hereof against Holdings or the Company that would have been required to be included on Schedule 3.16, and, in the case of any of the foregoing pending on the date hereof, of any material development with respect thereto. Each of Holdings and the Company on the one hand, and Purchaser on the other, shall give prompt notice to the other parties of (a) any notice or other communication received by any such Person from any Governmental Body or third Person alleging that the consent of such Governmental Body or third Person is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence of any event or circumstance which could have a Material Adverse Effect on the Company or Holdings or prevent or delay the consummation of the transactions contemplated hereby, and of which such party has knowledge, or (c) the breach of any material representation, warranty, covenant or other material agreement contained in this Agreement by such party.

      6.4.  Operations Prior to the Closing Date.

      (a) Subject to Section 6.4(b) hereof, Holdings and the Company shall operate and carry on their businesses only in the ordinary course, except as otherwise expressly contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Holdings and the Company shall use reasonable efforts consistent with good business practice to (i) keep and maintain their respective assets and properties in normal operating condition and repair, (ii) maintain the business organization of Holdings and the Company intact and (iii) preserve the goodwill of the suppliers, employees, customers and others having business relations with them.

      (b) Except as contemplated by this Agreement, neither Holdings nor the Company shall without the express prior written approval of Purchaser (which shall not be unreasonably withheld):

            (i) amend its articles of organization or bylaws or the Certificate of Designations;

            (ii) issue or agree to issue any shares of its capital stock (by the issuance or granting of options, warrants or rights to purchase any shares of capital stock), or any securities exercisable or exchangeable for or convertible into such capital stock, or other securities, except in connection with the exercise of Holdings Options granted prior to the date hereof pursuant to the Holdings Option Plan;

            (iii) split, combine or reclassify any shares of capital stock or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such shares, except for the payment by the Company to Holdings of such dividends or the making of such other distributions by the Company to Holdings that are consistent with past practice;

            (iv) issue, transfer, sell or deliver any shares of its capital stock (or securities convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock) or any other interest therein, except (A) in connection with exercise of Holdings Options granted prior to the date hereof pursuant to the Holdings Option Plan and (B) in connection with the reallocation of Holdings Options, surrendered after the date hereof and prior to the Closing, or repurchased Shares, as determined by the Board of Directors of Holdings, not to exceed the amounts set forth in Section 3.2(b) hereof in either case;

            (v) redeem, purchase or otherwise acquire for any consideration (A) any outstanding shares of its capital stock or securities carrying the right to acquire, or which are convertible into or exchangeable or exercisable for, with or without additional consideration, such capital stock, (B) any other securities of Holdings or the Company, or (C) any interest in any of the foregoing, except as contemplated by this Agreement and the redemption or repurchase of shares of Class C Stock from employees of Holdings or the Company in connection with the termination of such employee's employment with Holdings or the Company;

            (vi) incur any indebtedness for borrowed money, except (A) borrowings in the ordinary course of business consistent with past practice under the Senior Credit Agreement and (B) other borrowings not in excess of $500,000;

            (vii) make any acquisition or disposition of stock or other securities or assets of any person outside of the ordinary course of business in excess of $250,000, excluding all purchases of inventory and equipment in the ordinary course of business consistent with past practice;

            (viii) incur capital expenditures materially in excess of those contemplated by the Company's spending plan attached as
      Schedule 6.4(b)(viii);

            (ix) merge or consolidate with any corporation or other entity;

            (x) enter into any employment or similar contract with, or materially increase the compensation payable to, any officer, director or employee, except increases in non-executive officer compensation in the ordinary course of business consistent with past practice;

            (xi) alter in any material respect its practices and policies relating to the payment and collection, as the case may be, of accounts payable and accounts receivable;

            (xii) except as contemplated by or described in this Agreement, adopt, amend in any material respect or terminate any Employee Plan, severance plan or collective bargaining agreement or make awards or distributions under any Employee Plan, except awards or distributions to any participant or employee other than directors and executive officers in the ordinary course consistent with past practice;

            (xiii) create, assume or suffer to be incurred any Encumbrance of any kind on any of its properties or assets other than (A) Encumbrances in the ordinary course of business consistent with past practices, as long as the creation, assumption or sufferance thereof does not interfere with, hinder or delay the transactions contemplated hereby and (B) Permitted Encumbrances;

            (xiv) amend, supplement or modify any material contract except in the ordinary course of business;

            (xv) settle or compromise any claims, actions, proceedings or litigation involving material liability for money damages or placing any restrictions on the operations of the Company's businesses; or waive, release or assign any material rights or claims under any material contracts outside of the ordinary course of business consistent with past practice;

            (xvi) make any material Tax election or make any material change in its insurance coverages; or

            (xvii) agree, commit or resolve to do or authorize any of the foregoing.

      6.5. No Public Announcement. Prior to the Closing Date, neither Purchaser, Holdings, the Company nor any Seller shall, without the approval of Purchaser and Holdings (which shall not be unreasonably withheld), make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case Purchaser and Holdings shall be advised, and Purchaser and Holdings shall use their reasonable efforts to cause mutually agreeable releases or announcements to be issued. On the date hereof and on the Closing Date, the parties shall issue press release(s) which shall be reasonably acceptable to both Holdings and Purchaser.

      6.6.  Governmental Filings; Consents.

      (a) The Sellers, Holdings, the Company and Purchaser shall cooperate with each other in filing any necessary applications, reports or other documents with any federal or state agencies, authorities or bodies (domestic or foreign) having jurisdiction with respect to the sale of the Shares and this Agreement and the transactions contemplated hereby, and in seeking necessary consultation with and prompt favorable action by, including required consents of, any such agencies, authorities or bodies.

      (b) Notwithstanding any provision of this Agreement to the contrary none of Purchaser, the Company or Holdings shall be required in connection with the receipt of any regulatory approval, to proffer to, or agree to sell, permanently hold separate or discontinue operations at retail grocery stores the loss of which would have a material and adverse impact on the economic benefits to Purchaser of the transactions contemplated by this Agreement (it being agreed that if Purchaser reasonably believes after consulting with outside counsel that representatives of any of the authorities or bodies referred to in Section 6.6(a) are reasonably certain to ultimately require such action in connection with the transactions contemplated by this Agreement which would result in such impact, Purchaser and Holdings shall each have the right to terminate this Agreement without liability to any of the other parties hereto); provided, however, that if any of the authorities or bodies referred to in Section 6.6(a) shall ultimately require Purchaser, the Company or Holdings to proffer to, or agree to sell, permanently hold separate or discontinue operations at retail grocery stores the loss of which would have a material and adverse impact on the Company, the Aggregate Purchase Price shall be reduced by $2.75 million per retail grocery store required to be sold, permanently held separate or discontinued in excess of the number of stores the loss of which would have a material and adverse impact on the Company.

      6.7.  Directors' and Officers' Indemnification.

      (a) With respect to the current members of Holdings' and the Company's Boards of Directors, Holdings and the Company shall not take any action to directly or indirectly disaffirm or adversely affect the provisions of their respective articles of organization and bylaws relating to indemnification of officers and directors.

      (b) The Company and Holdings shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Holdings or the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Holdings or the Company whether pertaining to any matter existing or occurring at or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, (the "Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers as the case may be (and, after the Closing Date, the Purchaser shall, or shall cause Holdings or the Company to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable law provided such Indemnified Party undertakes to promptly repay such advances if such Indemnified Party is determined by a court of competent jurisdiction not to be entitled to indemnification). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Closing Date), (i) the Company and Holdings shall have the right to assume the defense of any such claim, action, suit, proceeding or investigation brought against any Indemnified Party and shall not be liable to such Indemnified Parties for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof; and (ii) Purchaser, Holdings, the Company and each Indemnified Party will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither Holdings, nor the Company nor the Purchaser shall be liable for any settlement effected without its prior written consent which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.7 upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Purchaser (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 6.7 except to the extent such failure prejudices such party). The Company and Holdings shall be required to retain only one law firm to represent themselves and the Indemnified Parties with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The parties hereto agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

      (c) For six years from the Closing Date, Holdings and the Company shall use their best efforts to maintain, if available, officers' and directors' liability insurance covering the persons who are presently covered by their officers' and directors' liability insurance policies (copies of which have heretofore been delivered to Purchaser) with respect to actions and omissions occurring prior to the Closing Date, on terms which are not materially less favorable than the terms of such current insurance in effect for Holdings and the Company on the date hereof; provided, however, that in no event shall Holdings or the Company be obligated to pay annual premiums greater than 200% of such premiums paid or payable as of the date hereof; provided, further, that if any annual premium for such coverage and amount of insurance would exceed 200% of such annual rate, Holdings and the Company shall provide the maximum coverage which shall then be available at an annual premium equal to 200% of such rate. Purchaser shall cause Holdings or the Company to pay such premiums.

      (d) Purchaser covenants for itself and its successors, and assigns, that they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current directors of Holdings or the Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims and demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case solely to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

      6.8. Employee Benefits. From and after the Closing, Purchaser shall, and shall cause its subsidiaries to, honor all employee benefit obligations to current and former employees of the Company that have accrued or otherwise become due under the Employee Plans; provided, that except as specifically set forth in the Employee Plans, nothing shall prevent Purchaser from amending or terminating any Employee Plan. From and after the Closing, Holdings and the Company shall maintain and perform all obligations pursuant to employee benefit plans, policies and agreements that have accrued or otherwise become due on or before the Closing.

      6.9. Acquisition Proposals. Until the earlier of the termination of this Agreement in accordance with its terms and the Closing, each of the Sellers, Holdings and the Company agrees that neither they, nor their respective officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant) retained by the Company or Holdings shall solicit any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of Holdings or the Company (any such offer or proposal being referred to as an "Acquisition Proposal"), or provide any confidential information or data to any Person relating to an Acquisition Proposal. Each of the Sellers, Holdings and the Company will promptly request the return or destruction of any information and data provided to any Person with whom discussions concerning an Acquisition Proposal have taken place in the prior 120 days.

      6.10. Notices and Consents. The Company, Holdings and Sellers shall use reasonable efforts to give notices and use reasonable efforts to obtain the consent and/or waiver of covenants and defaults required from landlords under the Scheduled Leases and shall use reasonable efforts to give all required notices and use all reasonable efforts to obtain the consent and/or waiver of covenants and defaults required from any Persons under any Scheduled Leases or material contracts listed on the Schedules hereto.

      6.11. Balance Sheet. Within 40 days of the date hereof, Holdings will provide Purchaser with the unqualified opinion of Ernst & Young LLP with respect to the Holdings Balance Sheet referred to in Section 3.5(a).

      6.12. Termination of Agreements. The Company, Holdings and Sellers shall cause all contracts, agreements and other commitments between the Company or Holdings and any Seller or any Affiliate of Seller (other than Scheduled Leases and any notes or other evidences of indebtedness or employment, severance or benefit plans existing as of the date hereof copies of which were previously provided to Purchaser) to be terminated without any termination fee or penalty effective as of the Closing Date.

      6.13. Information Technology. Holdings and the Company shall afford Purchaser's information technology consultants reasonable access during normal business hours to the Company's computer hardware, software and related equipment and facilities and will cooperate with Purchaser's information technology consultants in implementing the policies, procedures and other matters described on Schedule 6.4(b)(viii) hereto provided, however, that all costs and expenses associated with the foregoing shall be borne by Purchaser and neither Holdings nor the Company shall be required to take any action that would impair, prevent or materially delay Holdings or the Company's implementation of alternative policies and procedures.


                                 ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
              ------------------------------------------------

      The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

      7.1.  No Misrepresentation or Breach of Covenants and Warranties.

      (a) (i) There shall have been no material breach by Holdings or the Company in the performance of any of their covenants, agreements and obligations herein; (ii) the representations and warranties set forth in Sections 3.1, 3.2, 3.4(a), 3.5(c) and 3.5(d)(as Section 3.5(d) relates to the Company Financial Statements) shall be true and correct on the date hereof and as of the Closing Date (except for such statements therein that address matters only as of a specific date which shall be true as of such specific date); and (iii) none of the other representations and warranties contained in Article III hereof shall fail to be true and correct on the date hereof or on the Closing Date as though made on the Closing Date, except for (A) representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct, subject to clause (B) or (C) hereof as applicable, as of such date or time), (B) representations and warranties which are not qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the following clause (C)) as would not have a Material Adverse Effect, (C) representations and warranties which are qualified by Material Adverse Effect or otherwise by material adversity (which need be true and correct without regard to such qualification except for such inaccuracies as in the aggregate (together with the inaccuracies referred to in the preceding clause (B)) as would not have a Material Adverse Effect), and (D) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Purchaser.

      (b) (i) There shall have been no material breach by the Sellers in the performance of any of their covenants, agreements and obligations herein; (ii) the representations and warranties set forth in Section 4.1(a) and (b) shall be true and correct on and as of the Closing Date; and (iii) none of the other representations and warranties of Sellers contained in Article IV shall fail to be true and correct in any material respect on the date hereof and on the Closing Date.

      7.2. Resignations of Directors. Prior to the Closing, Purchaser shall notify Holdings and the Company of those directors of Holdings and the Company from whom it will require resignations. Holdings and the Company shall have furnished Purchaser with such signed resignations, effective as of the Closing.

      7.3. Litigation. As of the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby and no proceeding seeking any such relief or seeking material damages with respect to the transactions contemplated hereby shall be pending by any Governmental Body of competent jurisdiction.

      7.4. Governmental Approvals. All material authorizations, consents and approvals of (or filings with) any Governmental Body shall have been obtained or made and any waiting period under applicable federal or state antitrust laws shall have expired or been earlier terminated.

      7.5. FIRPTA Affidavit. On or prior to the Closing Date, Holdings shall deliver a true and accurate certification satisfying the requirements of [SECTION]1.1445-2(c)(3) of the Treasury Regulations. In compliance with Section 1.897-2(h)(2) and Section 1.1445-2(c)(3) of the Treasury Regulations, notification that such certification has been given or shall be made to the Internal Revenue Service.

      7.6. Transaction Expenses. On or prior to the Closing Date, Holdings and the Company shall provide evidence reasonably satisfactory to Purchaser that, upon payment by Holdings of invoices submitted by Ernst & Young LLP, Gibson, Dunn & Crutcher LLP and Donaldson, Lufkin & Jenrette Securities Corporation all amounts due by Holdings, the Sellers or the Company to each of such firms for services related to this Agreement have been paid in full and that none of Holdings, the Company nor Purchaser shall have any further liability or obligations in respect thereof.


                                ARTICLE VIII

                     CONDITIONS PRECEDENT TO OBLIGATIONS
                  OF HOLDINGS, THE COMPANY AND THE SELLERS
                  ----------------------------------------

      The obligations of Holdings, the Company and the Sellers to consummate the transactions contemplated by this Agreement shall, at their respective options, be subject to the satisfaction on or prior to the Closing Date, of the following conditions:

      8.1. No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Purchaser in the performance of any of its covenants and agreements herein; each of the representations and warranties of Purchaser contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for (a) representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), (b) representations and warranties which are not qualified by a material adverse effect (which need be true and correct except for such inaccuracies as in the aggregate would not have a Material Adverse Effect) and (c) changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Holdings and the Company; and there shall have been delivered to Holdings a certificate to such effect, dated the Closing Date and signed by a Group Board Director of Purchaser.

      8.2. Litigation. At the Closing Date, there shall be no Law, injunction, restraining order or decree of any nature of any court or other Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions or other material obligations of the parties hereto as contemplated hereby, and no proceeding seeking any such relief or seeking material damages with respect to the transactions contemplated hereby shall be pending by any Governmental Body of competent jurisdiction.

      8.3. Governmental Approvals. All material authorizations, consents and approvals of (or filings with) any Governmental Body shall have been obtained or made and any waiting period under applicable federal or state antitrust laws shall have expired or been earlier terminated.


                                 ARTICLE IX

                                 TERMINATION
                                 -----------

      9.1. Termination. (A) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated any time prior to the Closing Date:

      (a) by the mutual consent of Purchaser and Holdings (for and on behalf of itself, the Company and each Seller);

      (b) by Purchaser (i) in the event that on or prior to May 1, 1999, any condition set forth in Article VII other than the condition set forth in Section
7.4 with respect to applicable federal or state antitrust laws (the "Purchaser Antitrust Condition") shall not be satisfied and shall not be reasonably capable of being satisfied on or prior to May 1, 1999 and (ii) in the event that after May 1, 1999 but on or prior to July 1, 1999 any condition set forth in Article VII other than the Purchaser Antitrust Condition shall not be satisfied and shall not be capable of being satisfied on or prior to July 1, 1999;

      (c)  by Holdings (for and on behalf of itself, the Company and Sellers)
(i) in the event that any condition set forth in Article VIII other than the condition set forth in Section 8.3 relating to applicable federal or state antitrust laws shall not be satisfied and shall not be reasonably capable of being satisfied prior to the Closing Date and (ii) with effect as of May 1, 1999, in the event Holdings shall notify Purchaser in writing (the "Holdings Notice") on or prior to May 1, 1999 of its desire to terminate this Agreement and Purchaser, within three business days of receipt of such notice (but in no event earlier than May 1, 1999), shall not provide Holdings with written notice (the "Purchaser Notice") that it has entered into a written agreement with the staff of the relevant Federal regulatory authority (the "Staff Agreement") regarding the steps necessary to consummate the transactions contemplated by this Agreement provided, however, that if such Purchaser Notice is delivered the Agreement shall not terminate effective as of May 1, 1999 and the Holdings Notice shall be void and have no force or effect. A copy of the Staff Agreement shall be attached to the Purchaser Notice;

      (B) Except as agreed in writing by the Purchaser and Holdings (for and on behalf of itself, the Company and Sellers) this Agreement shall terminate on July 1, 1999, unless the Closing has occurred on or prior to such date;

      (C) No Party may terminate this Agreement pursuant to Sections 9.1(A)(b) or (A)(c) if the failure of the condition (or failure of the condition to be reasonably capable of being satisfied within the applicable time period) giving rise to the right to terminate results from the breach by such party of any of its covenants in this Agreement.

      9.2. Effect of Termination. (A) In the event Purchaser terminates this Agreement pursuant to Section 9.1(A)(b)(ii) or Section 6.6(b), or this Agreement terminates pursuant to Section 9.1(B), in each case after Purchaser has given Holdings the Purchaser Notice in accordance with 9.1(A)(c)(ii). Upon such termination, Purchaser shall promptly pay Holdings $20 million by wire transfer of immediately available funds to an account designated by Holdings a reasonable amount of time in advance thereof.

      (B) In the event Purchaser terminates this Agreement pursuant to Section 9.1(A)(b)(ii) or Section 6.6(b) after May 1, 1999 or this Agreement terminates pursuant to Section 9.1(B), in either case without Holdings having given Purchaser the Holdings Notice in accordance with 9.1(A)(c)(ii). Upon such termination, Purchaser shall promptly pay Holdings $10 million in immediately available funds to an account designated by Holdings a reasonable amount of time in advance thereof.

      (C) Notwithstanding Sections 9.2(A) and (B), Purchaser shall not be required to make either the payment referred to in Section 9.2(A) or the payment referred to in Section 9.2(B) if Purchaser shall terminate this Agreement as a result of the failure of the condition (or failure of the condition to be reasonably capable of being satisfied within the applicable time period) set forth in Section 7.1(a)(i) or 7.1(b)(i).

      (D) Termination of this Agreement pursuant to this Article IX will not relieve any party from liability for breach of this Agreement prior to such termination.

      9.3. No Liability Upon Termination. In the event that this Agreement shall be terminated pursuant to this Article IX, all obligations of the parties under this Agreement (other than under this Section 9.3, Section 6.2, Section 10.5, and Section 10.12) shall be terminated without liability or penalty on the part of any party or its officers, directors or general or limited partners to any other party, other than as may result from any breach by a party of this Agreement and unpaid payment obligations, if any, under Section 9.2.

                                  ARTICLE X

                             GENERAL PROVISIONS
                             ------------------

      10.1. Non-survival of Representations, Warranties and Agreements. All representations and warranties set forth in Article III of this Agreement shall terminate at Closing. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

      10.2. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (a) five business days after being sent by registered or certified mail, return receipt requested, (b) upon delivery, if hand delivered,

      (c) one business day after being sent by prepaid overnight carrier with guaranteed delivery, with a record of receipt, or (d) upon transmission with confirmed delivery if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

      (a)   if to Purchaser:


            J Sainsbury plc
            Stamford Street
            London, England SE1 9ll
            Attention: Deputy Group Chief Executive
            Telecopy: 0171-695 7610

      with a copy to:


            Sullivan & Cromwell
            125 Broad Street
            New York, New York 10004
            Attention: Neil T. Anderson, Esq.
            Telecopy: (212) 558-3588

      (b)  if to the Company:


            Star Markets Company, Inc.
            625 Mount Auburn Street
            Cambridge, Massachusetts 02138
            Attention: President
            Telecopy: (617) 528-2321

      with a copy to:


            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            New York, New York 10016
            Attention: E. Michael Greaney, Esq.
            Telecopy: (212) 351-4035

      if to Sellers:


            c/o Investcorp Management Services Limited
            P.O. Box 5340
            Manama, Bahrain
            Attention: H. Richard Lukens III
            Telecopy:  011-973-531-927

      with a copy to:


            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            New York, New York 10016
            Attention: E. Michael Greaney, Esq.
            Telecopy: (212) 351-4035

      (d  if to Holdings:


            c/o Investcorp International, Inc.
            280 Park Avenue
            New York, New York 10017
            Attention: Christopher J. O'Brien
            Telecopy:  212-983-7073

      with a copy to:

            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            New York, New York  10166
            Attention: E. Michael Greaney, Esq.
            Telecopy: 212-351-4035

      10.3. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in the case that any provision contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      10.4. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Company, Holdings and Purchaser.

      10.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and the transactions contemplated hereby and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
10.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

      10.6. Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties except that Purchaser may assign its rights (but not its obligations) under this Agreement to any direct or indirect Subsidiary of Purchaser. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians. Nothing in this Agreement, expressed or implied, is intended or shall be construed upon any Person (other than the parties hereto and the successors and assigns permitted by this Section 10.6, the officers and directors of Holdings and the Company and their respective heirs, legatees and personal representatives with respect to
Section 6.6) any right, remedy or claim under or by reason of this Agreement.

      10.7. Titles and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
10.8. Schedules and Exhibits. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Except as expressly set forth herein, disclosure of any fact or item in any schedule hereto shall, to the extent apparent from the face of such schedule and relevant to any other schedule or schedules, be deemed to be disclosed in such other schedule or schedules, notwithstanding the lack of a specific cross-reference.

      10.9. Knowledge. In each provision of this Agreement in which a representation or warranty is qualified to the "knowledge" of a Person or to the "best of the knowledge" of a person, unless otherwise stated in such provision, each such phrase means that the Person does not have actual knowledge after due investigation thereof of any state of facts which is different from the facts described in the warranty or representation. With respect to Holdings and the Company, such knowledge shall refer solely to the "knowledge" of one or more of those Persons identified in Schedule 10.9. In Article III of this Agreement where a representation or warranty is qualified to the "actual knowledge" of a Person each such phrase means that the Person does not have actual knowledge of any state of facts which is different from the facts described in the warranty or representation. With respect to Holdings and the Company, such actual knowledge shall refer solely to the "actual knowledge" of one or more of those Persons identified in Schedule 10.9.

      10.10. Entire Agreement; Amendments. This Agreement, including the schedules and exhibits, contains the entire understanding of the parties hereto with regard to the subject matter contained herein. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any such agreement shall be validly and sufficiently authorized for purposes of this Agreement if it is signed by Purchaser and Holdings, the Company and Sellers. Any purported amendment that does not comply with the foregoing shall be null and void.

      10.11. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

      10.12. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 10.12.

      10.13. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.


                                       [Signatures on next page]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


J SAINSBURY PLC                        STAR MARKETS COMPANY, INC.,
                                        a Massachusetts corporation


By: /s/_____________________           By:  /s/_____________________
----------------------------------          ------------------------------
    Name: David Bremner                     Name:
    Title: Deputy Group Chief Executive     Title:


                                       STAR MARKETS HOLDINGS, INC.,
                                        a Massachusetts corporation


                                       By:  /s/_____________________
                                            ------------------------------
                                            Name:
                                            Title:


BALLET LIMITED, a Caymen Islands       DENARY LIMITED, a Caymen Islands
 Company                                Company


By: /s/___________________             By:  /s/___________________
    ------------------------------          ------------------------------
    Name: Investcorp Management             Name: Investcorp Management
          Services Limited                        Services Limited
    Title: Authorized Representative        Title: Authorized Representative


GLEAM LIMITED, a Caymen Islands        HIGHLANDS LIMITED, a Caymen Islands
 Company                                 Company


By: /s/___________________             By:  /s/___________________
    ------------------------------          ------------------------------
    Name: Investcorp Management             Name: Investcorp Management
           Services Limited                        Services Limited
    Title: Authorized Representative        Title: Authorized Representative


NOBLE LIMITED, a Caymen Islands        OUTRIGGER LIMITED, a Caymen Islands
 Company                                 Company


By: /s/___________________             By:  /s/___________________
    ------------------------------          ------------------------------
    Name: Investcorp Management             Name: Investcorp Management
           Services Limited                        Services Limited
    Title: Authorized Representative        Title: Authorized Representative


QUILL LIMITED, a Caymen Islands        RADIAL LIMITED, a Caymen Islands
 Company                                Company


By: /s/___________________              By:  /s/___________________
    ------------------------------           -----------------------------
    Name: Investcorp Management             Name: Investcorp Management
           Services Limited                        Services Limited
    Title: Authorized Representative        Title: Authorized Representative


SHORELINE LIMITED, a Caymen Islands    ZINNIA LIMITED, a Caymen Islands
 Company                                Company


By: /s/___________________             By:  /s/___________________
    ------------------------------          ------------------------------
    Name: Investcorp Management             Name: Investcorp Management
           Services Limited                        Services Limited
    Title: Authorized Representative        Title: Authorized Representative


INVESTCORP INVESTMENT EQUITY
 LIMITED, A Caymen Islands Company


By: /s/___________________
    ------------------------------
    Name: The Director Ltd.
    Title: Director


NA982850.067/25+